Exhibit 4.1

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

BETWEEN

SERENA SOFTWARE, INC.

AND

U.S. BANK NATIONAL ASSOCIATION

Dated as of March 9, 2006

FIRST SUPPLEMENTAL INDENTURE, dated as of March 9, 2006 (this “First Supplemental Indenture”), is between SERENA Software, Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Trustee are parties to an Indenture made and entered into as of as of December 15, 2003 (the “Indenture”), pursuant to which the Company has issued its 1.5% Convertible Subordinated Securities Due 2023 (the “Securities”);

WHEREAS, the Company is a party to an Agreement and Plan of Merger, dated November 11, 2005, by and between the Company and Spyglass Merger Corp., a Delaware corporation (“Purchaser”), pursuant to which Purchaser will be merged with and into the Company (the “Merger”);

WHEREAS, Section 7.1 of the Indenture is inapplicable to the Merger;

WHEREAS, pursuant to Section 4.11 of the Indenture, the Company is required to enter into this First Supplemental Indenture as a condition precedent to the Merger; and

WHEREAS, Section 11.1(a)(9) of the Indenture provides that the Company and the Trustee may amend the Indenture without consent of any holder of Securities to comply with Section 4.11 of the Indenture.

NOW, THEREFORE, the Company and the Trustee hereby agree as follows:

SECTION 1. Conversion Rights. Upon the consummation of the Merger, the Holder of each Security then outstanding shall have the right to convert such Security into the amount of cash receivable upon the Merger by a holder of the number of shares of common stock, par value $0.001 per share, of the Company deliverable upon conversion of such Security immediately prior to the Merger. Such amount, which equals $1,081.38 per $1,000 principal amount of Securities, shall not be subject to further adjustment.

SECTION 2. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction hereof.

SECTION 3. Successors and Assigns. This First Supplemental Indenture shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

SECTION 4. Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 5. Multiple Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

SECTION 6. Effect of Execution and Delivery Hereof. From and after the execution and delivery of this First Supplemental Indenture (a) the Indenture shall be deemed to be amended and modified as provided herein, (b) this First Supplemental Indenture shall form a part of the Indenture, (c) except as modified and amended by this First Supplemental Indenture, the Indenture shall continue in full force and effect, (d) the Securities shall continue to be governed by the Indenture, as modified and amended herein, and (e) every Holder of Securities shall hereafter be bound by this First Supplemental Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and acknowledged as of the date first above written.

SERENA SOFTWARE, INC.

By:
Name:	Robert I. Pender, Jr.
Title:	Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title: